Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2018 RESULTS

New York, NY – November 7, 2018 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the third quarter 2018.

Highlights

•	Net loss for the third quarter was $47.8 million, or $1.64 per share, compared to net loss of $21.8 million, or $0.75 per share, in the third quarter of 2017. Net loss this quarter reflects the impact of a loss on vessel sales, including held for sale impairment charges, of $17.4 million. Net loss excluding these items was $30.4 million, or $1.04 per share.
•	Time charter equivalent (TCE) revenues(A) for the third quarter were $51.3 million, compared to $56.5 million in the third quarter of 2017.
•	Adjusted EBITDA(B) for the third quarter was $6.3 million, compared to $16.0 million in the same period of 2017.
•	Cash(C) was $123.9 million as of September 30, 2018; total liquidity was $173.9 million, including $50.0 million undrawn revolver.
•	Announced contract to install scrubbers on seven of its modern VLCCs, intended to be funded with available liquidity. A further 3 options were declared in October for a total of 10 scrubbers to be installed.
•	Sold a 2002-built Panamax and agreed to sell a 2001-built VLCC during the quarter, which delivered to its buyer in October.

“During the third quarter, we maintained a lean and scalable model, total liquidity of $173.9 million and took steps to enhance our earnings power ahead of a market recovery, as we operated through a low point in the tanker cycle,” said Lois K. Zabrocky, International Seaways’ president and CEO. “Following a comprehensive analysis, we signed agreements to install Clean Marine scrubbers, a leading provider with systems well suited to tankers, on our modern VLCC fleet with engineering and installation to be provided by Hyundai Global System. We believe the decision to install scrubbers on our largest ships is consistent with our commitment to the environment and will provide the Company with an economic advantage. As part of our fleet growth and modernization program, which has resulted in the Company reducing the average age of its fleet by 26% and increasing DWT by 13%, we have continued to take steps to improve the age profile of our fleet with the recent sale of two older vessels with an average age of 17.6 years.”

Ms. Zabrocky continued, “We remain well positioned to take advantage of a market recovery in the crude and product tanker sectors. We have begun seeing a much stronger rate environment develop, reinforcing our view that we have passed the cycle’s lowest point based on supportive long-term supply and demand fundamentals. Complementing our significant spot market upside, we also continue to maintain a level of predictable cash flows from our fixed rate charters and joint ventures.”

Third Quarter 2018 Results

Net loss for the third quarter was $47.8 million, or $1.64 per share, compared to the net loss of $21.8 million, or $0.75 per share, in the third quarter of 2017. The increase in the net loss in the third quarter of 2018 primarily resulted from an increased loss on disposal of vessels, including held for sale impairments, of $12.0 million, reduced TCE revenues of $5.2 million, higher interest expense of $6.1 million and a reduction in equity in income of affiliated companies of $7.5 million, as compared to the third quarter of 2017. These negative factors were partially offset by decreases in vessel expenses, third-party debt modification fees, depreciation and amortization, and general and administrative expenses. Net loss for the nine months ended September 30, 2018 was $95.9 million, or $3.29 per share, compared to $15.4 million, or $0.53 per share, for the nine months ended September 30, 2017.

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Consolidated TCE revenues for the third quarter of 2018 were $51.3 million, compared to $56.5 million in the third quarter of 2017. Shipping revenues for the third quarter of 2018 were $60.9 million, compared to $60.0 million in the third quarter of 2017. Consolidated TCE revenues for the nine months ended September 30, 2018 were $150.1 million, compared to $209.9 million in the prior year period. Shipping revenues for the nine months ended September 30, 2018 were $169.8 million compared to $220.7 million in the prior year period. The decline in TCE revenues was due in part to a decline in average daily rates in the VLCC and Product Carrier fleets. Fewer revenue days in the MR sector resulting from vessel sales and redeliveries of charter-ins during 2017 and 2018 also contributed to the overall decline in revenue. Partially offsetting these decreases was an increase in revenue days in the VLCC fleet, reflecting the acquisition of seven modern VLCCs between November 2017 and June 2018.

The reduction in equity in income of affiliated companies was principally attributable to decreases in earnings from the two FSO joint ventures as charter rates in the five-year service contracts that commenced during the third quarter of 2017 are lower than the charter rates included in the service contracts under which the FSO joint ventures had previously operated. In addition, interest expense for the two FSO joint ventures increased in the third quarter of 2018 compared to the third quarter of 2017 as a result of drawdowns on debt facilities aggregating $220 million during April 2018. In addition, revenue generated by the LNG joint venture during the third quarter of 2018 was lower than revenue generated during the third quarter of 2017 as a result of a reserve recorded for a potential offhire claim related to damages to the engine of one of the joint venture’s vessels.

The increase in interest expense was primarily attributable to the impact of debt facilities entered into by the Company during the second quarter of 2018 in connection with the completion of acquisition of six VLCCs from Euronav NV, accounting for $5.5 million, with the higher average outstanding principal balances under the Company’s 2017 Credit Agreement than under the 2014 facility that it replaced late in the second quarter of 2017 and higher related interest rates accounting for the balance.

Adjusted EBITDA was $6.3 million for the quarter, compared to $16.0 million in the third quarter of 2017. Adjusted EBITDA was $22.1 million for the nine months ended September 30, 2018, compared to $94.6 million for the nine months ended September 30, 2017.

Crude Tankers

TCE revenues for the Crude Tankers segment were $40.3 million for the quarter, compared to $34.9 million in the third quarter of 2017. This increase primarily resulted from the acquisition of modern VLCC and Suezmax tonnage, which contributed an incremental $9.0 million and the impact of higher average blended rates in the Aframax and Suezmax sectors aggregating approximately $1.2 million. Aframax and Suezmax spot rates increased to approximately $12,600 and $17,100 per day, respectively. Lower average blended rates in the VLCC fleet accounted for a decline in revenue of $4.2 million, with VLCC spot rates declining to approximately $13,900 per day. There was a larger disparity in the spot rates earned by the Company’s modern and non-modern VLCCs in the current period versus the third quarter of 2017. VLCCs aged 15 years or less earned an average daily rate of $15,398 per day compared to the overall VLCC rate of $13,891 in the current period, while in the prior year’s period the VLCCs under 15 years of age earned an average daily rate of $16,489 per day compared to the overall VLCC rate of $16,171 per day. Partially offsetting the increase in revenue days from the acquisition of modern tonnage was the impact on revenue days of the disposal of older tonnage: a 2001-built VLCC, which was idle from August prior to its sale in October 2018, a 2000-built VLCC in April 2018, the Company’s only ULCC in June 2018 and a 2001-built Aframax in May 2018. Shipping revenues for the Crude Tankers segment were $49.9 million for the quarter, compared to $38.3 million in the third quarter of 2017. TCE revenues for the Crude Tankers segment were $104.0 million for the nine months ended September 30, 2018, compared to $136.7 million for the same period last year. Shipping revenues for the Crude Tankers segment were $123.4 million for nine months ended September 30, 2018, compared to $146.1 million for the same period last year.

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Product Carriers

TCE revenues for the Product Carriers segment were $10.9 million for the quarter, compared to $21.6 million in the third quarter of 2017. This decrease was primarily due to a decline in average daily blended rates earned by the MR, LR1 and LR2 fleets, with spot rates declining to approximately $7,400, $9,500 and $8,900 per day, respectively, aggregating approximately $4.1 million. Additionally, a 678-day decrease in MR revenue days in the third quarter, arising primarily as a result of the sales of five MRs between August 2017 and April 2018 and the redelivery of three MRs to their owners between December 2017 and June 2018 at the expiry of their respective bareboat charters, accounted for $6.4 million of the reduction in TCE revenues. Shipping revenues for the Product Carriers segment were $11.0 million for the quarter, compared to $21.7 million in the third quarter of 2017. TCE revenues for the Product Carriers segment were $46.1 million for the nine months ended September 30, 2018, compared to $73.2 million in the 2017 nine-month period. Shipping revenues for the Product Carriers segment were $46.4 million for the nine months ended September 30, 2018, compared to $74.6 million for the same period last year.

Vessel Sales

During the quarter, the Company sold a 2002-built Panamax, and agreed to sell a 2001-built VLCC for further trading, which delivered to the new owner in October. Subsequent to the end of the quarter, the Company sold and delivered a 2001-built Aframax in October.

Conference Call

The Company will host a conference call to discuss its third quarter 2018 results at 9:00 a.m. Eastern Time (“ET”) on Wednesday, November 7, 2018.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Wednesday, November 7, 2018 through 11:59 p.m. ET on Wednesday, November 14, 2018 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10125892.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 50 vessels as of October 24, 2018, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 11 Panamaxes/LR1s and 12 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

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Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2017 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$36,721	$37,798	$105,836	$129,910
Time and bareboat charter revenues	5,932	12,024	20,453	43,816
Voyage charter revenues	18,273	10,146	43,524	46,949
Total Shipping Revenues	60,926	59,968	169,813	220,675

Operating Expenses:
Voyage expenses	9,673	3,479	19,747	10,774
Vessel expenses	34,433	37,095	102,619	106,196
Charter hire expenses	10,739	9,958	30,085	32,345
Depreciation and amortization	19,317	20,528	53,745	58,243
General and administrative	5,434	6,516	17,527	17,886
Third-party debt modification fees	(9)	1,191	1,293	9,130
Separation and transition costs	-	(543)	-	488
Loss on disposal of vessels and other property,
including impairments	17,360	5,406	17,193	5,406
Total operating expenses	96,947	83,630	242,209	240,468
Loss from vessel operations	(36,021)	(23,662)	(72,396)	(19,793)
Equity in income of affiliated companies	5,338	12,796	22,500	40,268
Operating (loss)/income	(30,683)	(10,866)	(49,896)	20,475
Other income/(expense)	220	305	(3,964)	(6,135)
(Loss)/income before interest expense and income taxes	(30,463)	(10,561)	(53,860)	14,340
Interest expense	(17,320)	(11,232)	(42,027)	(29,677)
Loss before income taxes	(47,783)	(21,793)	(95,887)	(15,337)
Income tax provision	(3)	(23)	(11)	(31)
Net loss	$(47,786)	$(21,816)	$(95,898)	$(15,368)

Weighted Average Number of Common Shares Outstanding:
Basic	29,154,366	29,202,437	29,130,435	29,192,392
Diluted	29,154,366	29,202,437	29,130,435	29,192,392

Per Share Amounts:
Basic and diluted net loss per share	$(1.64)	$(0.75)	$(3.29)	$(0.53)

The Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which requires that an employer classify and report the service cost component in the same line item or items in the statement of operations as other compensation costs arising from services rendered by the pertinent employees during the period and disclose by line item in the statement of operations the amount of net benefit cost that is included in the statement of operations. The other components of net benefit cost would be presented in the statement of operations separately from the service cost component and outside the subtotal of income from operations. The Company adopted this accounting standard on January 1, 2018 and has applied the guidance retrospectively.

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Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,547	$60,027
Voyage receivables	73,946	58,187
Other receivables	5,125	4,411
Inventories	3,941	3,270
Prepaid expenses and other current assets	5,641	5,881
Current portion of derivative asset	619	16
Total Current Assets	180,819	131,792

Restricted Cash	32,313	10,579
Vessels and other property, less accumulated depreciation	1,354,359	1,104,727
Vessel held for sale, net	17,665	5,108
Deferred drydock expenditures, net	18,627	30,528
Total Vessels, Deferred Drydock and Other Property	1,390,651	1,140,363
Investments in and advances to affiliated companies	275,420	378,894
Long-term derivative asset	3,114	886
Other assets	4,389	1,970
Total Assets	$1,886,706	$1,664,484

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$25,112	$22,805
Payable to OSG	34	367
Payable associated with acquisition of vessels	20,935	-
Current installments of long-term debt	57,680	24,063
Current portion of derivative liability	770	-
Total Current Liabilities	104,531	47,235
Long-term debt	770,305	528,874
Other liabilities	3,822	2,721
Total Liabilities	878,658	578,830

Equity:
Total Equity	1,008,048	1,085,654
Total Liabilities and Equity	$1,886,706	$1,664,484

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Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended
	September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(95,898)	$(15,368)
Items included in net loss not affecting cash flows:
Depreciation and amortization	53,745	58,243
Loss on write-down of vessels and other assets	17,367	7,346
Amortization of debt discount and other deferred financing costs	4,434	5,159
Deferred financing costs write-off	2,400	7,020
Stock compensation, non-cash	2,203	2,733
Earnings of affiliated companies	(22,965)	(40,388)
Other – net	436	132
Items included in net loss related to investing and financing activities:
Gain on disposal of vessels and other property, net	(174)	(1,940)
Loss on extinguishment of debt	1,295	-
Cash distributions from affiliated companies	39,767	14,771
Payments for drydocking	(3,968)	(19,787)
Insurance claims proceeds related to vessel operations	5,125	1,005
Changes in operating assets and liabilities	(1,920)	(7,836)
Net cash provided by operating activities	1,847	11,090
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(135,215)	(118,369)
Proceeds from disposal of vessels and other property	132,886	7,662
Expenditures for other property	(333)	(406)
Investments in and advances to affiliated companies	2,891	(1,880)
Repayments of advances from joint venture investees	95,987	11,729
Net cash provided by/(used in) investing activities	96,216	(101,264)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	70,266	584,963
Extinguishment of debt	(62,069)	(458,416)
Payments on debt	(52,596)	(51,546)
Repurchases of common stock	-	(3,177)
Cash paid to tax authority upon vesting of stock-based compensation	(410)	(261)
Net cash (used in)/provided by financing activities	(44,809)	71,563
Net increase in cash, cash equivalents and restricted cash	53,254	(18,611)
Cash, cash equivalents and restricted cash at beginning of year	70,606	92,001
Cash, cash equivalents and restricted cash at end of period	$123,860	$73,390

The Company adopted ASU No. 2016-18, Statement of Cash Flows (ASC 230), Restricted Cash, which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The Company adopted this accounting standard on January 1, 2018. The adoption of this accounting standard resulted in the inclusion of restricted cash of $10,579 at December 31, 2017 in the beginning-of-period amount shown on the statement of cash flows for the nine months ended September 30, 2018.

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2018 and the comparable period of 2017. Revenue days in the quarter ended September 30, 2018 totaled 4,063 compared with 4,345 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$32,175
Number of Revenue Days	-	-	-	-	92	92
VLCC
Average TCE Rate	$13,891	$-		$16,171	$27,760
Number of Revenue Days	1,237	-	1,237	635	90	725
Suezmax
Average TCE Rate	$17,138	$-		$14,464	$-
Number of Revenue Days	184	-	184	133	-	133
Aframax
Average TCE Rate	$12,576	$-		$10,762	$-
Number of Revenue Days	515	-	515	588	-	588
Panamax
Average TCE Rate	$10,010	$11,593		$11,118	$12,014
Number of Revenue Days	184	462	646	267	376	643
Total Crude Tankers Revenue Days	2,120	462	2,582	1,623	558	2,181
Product Carriers
LR2
Average TCE Rate	$8,868	$-		$11,964	$-
Number of Revenue Days	92	-	92	91	-	91
LR1
Average TCE Rate	$9,514	$-		$11,078	$13,685
Number of Revenue Days	345	-	345	251	100	351
MR
Average TCE Rate	$7,425	$5,294		$10,063	$5,294
Number of Revenue Days	952	92	1,044	1,630	92	1,722
Total Product Carriers Revenue Days	1,389	92	1,481	1,972	192	2,164
Total Revenue Days	3,509	554	4,063	3,595	750	4,345

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of September 30, 2018, INSW’s owned and operated 52 vessels, 40 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2018
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	14	14.0	-	-	14	14.0	4,248,751
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	4	4.0	2	2.0	6	6.0	674,999
Panamax	7	7.0	-	-	7	7.0	487,490
Crude Tankers	29	28.0	2	2.0	31	30.0	6,592,150

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	-	-	4	4.0	297,710
MR	8	8.00	4	4.0	12	12.0	591,910
Product Carriers	13	13.00	4	4.0	17	17.0	999,619

Total Crude Tanker & Product Carrier Operating Fleet	42	41.0	6	6.0	48	47.0	7,591,769

LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
							7,591,769
							and
Total Operating Fleet	46	43.0	6	6.0	52	49.0	864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

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(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2018	2017	2018	2017
TCE revenues	$51,253	$56,489	$150,066	$209,901
Add: Voyage expenses	9,673	3,479	19,747	10,774
Shipping revenues	$60,926	$59,968	$169,813	$220,675

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2018	2017	2018	2017
Net loss	$(47,786)	$(21,816)	$(95,898)	$(15,368)
Income tax provision	3	23	11	31
Interest expense	17,320	11,232	42,027	29,677
Depreciation and amortization	19,317	20,528	53,745	58,243
EBITDA	(11,146)	9,967	(115)	72,583
Third-party debt modification fees and costs
associated with extinguishment of debt	(9)	1,191	1,293	9,130
Separation and transition costs	-	(543)	-	488
Loss on disposal of vessels and other property,
including impairments	17,360	5,406	17,193	5,406
Write-off of deferred financing costs	128	-	2,400	7,020
Loss on extinguishment of debt	-	-	1,295	-
Adjusted EBITDA	$6,333	$16,021	$22,066	$94,627

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(C) Total Cash

	September 30,	December 31,
($ in thousands)	2018	2017
Cash and cash equivalents	$91,547	$60,027
Restricted cash	32,313	10,579
Total Cash	$123,860	$70,606

Cash and cash equivalents at September 30, 2018 is before the settlement of the $20.9 million payable balance related to the acquisition of the six VLCCs in the first half of October and the payment of certain principal and interest installments, otherwise due at quarter end on the first business day in October, aggregating approximately $10.1 million.

Restricted cash will increase by approximately $26.9 million due to the sale and delivery of two vessels (a 2001-built VLCC and a 2001-built Aframax) in October 2018.

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